UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2008

GLOBAL ENERGY INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-28025	86-0951473

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

415 Madison Avenue, 15th Floor, New York, NY	10017

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 646-673-8435

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 26, 2008, Global Energy, Inc. (“Global”) entered into a Loan Agreement (the “Agreement”) with Mr. Aviram Malik (the “Lender”) and Global NRG Pacific Ltd. (“Pacific”).

Among the provisions of the Agreement, it was agreed that the Lender shall loan Pacific an aggregate of US$ 400,000, with US$ 300,000 being transferred to Pacific in three equal installments of US$ 100,000 on October 27, 2008, November 3, 2008 and November 10, 2008, respectively. The loan is to be fully repaid to the Lender by May 1, 2009 and will not bear interest. In the case of a default, the debt shall be transferred to Global, and the Lender shall be entitled to 1,000,000 shares in Global at no cost. In addition, Global shall give a corporate guarantee for the repayment of the loan.

Additionally, upon the transfer of the loan amount by the Lender, Pacific will issue to the Lender shares in Pacific constituting 44% of the outstanding shares of Pacific. Also, upon the exercise of the Call/Put Option by Global for 5% of the shares in Pacific held by Yanai Man Projects Ltd., Global shall transfer said 5% shares to the Lender, but no later than November 1, 2010.

It was also agreed that upon achievement of milestones of annual castor seeds production of 30,000, 40,000, 50,000, 60,000 or 70,000 tons of castor seeds, respectively, during any calendar year, then Global will be entitled to a share of 55%, 60%, 65% 70%, 75%, respectively, of all dividends distributed by Pacific with respect to such year.

Item 9.01 Financial Statements and Exhibits.

10.1	Terms of Loan Agreement between Global NRG Pacific Ltd. and Mr. Aviram Malik and Global Energy, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL ENERGY INC. By: /s/ Asi Shalgi —————————————— Asi Shalgi President and Chief Executive Officer Date: October 30, 2008